EXHIBIT 99.1

NEWS RELEASE DATED NOVEMBER 10, 2010

Investor Relations Contact: RedChip Companies, Inc. Dave Gentry 800-733-2447, Ext. 104 407-644-4256, Ext. 104 info@redchip.com http://www.redchip.com

NetSol Technologies Announces First Quarter Fiscal 2011 Financial Results, Highlighted by Improved Net Income, Gross Margins and Double-Digit Sales Growth

- Revenues were $8.4M, up 10.2% from $7.6M in 1QFY10

- GAAP Net Income was $1.6M, up from a $0.3M GAAP net loss in 1QFY10

- Gross margin was 62.1%, up from 53.3% in 1QFY10

CALABASAS, Calif., November 10, 2010– (GLOBE NEWSWIRE) -- NetSol Technologies, Inc. (“NetSol” or the “Company”) (Nasdaq: NTWK) (Nasdaq Dubai: NTWK), a U.S. corporation providing global business services and enterprise application solutions to private and public sector organizations worldwide, today announced its financial results for the first fiscal quarter ended September 30, 2010. The Company posted revenues of $8.4 million and quarterly GAAP net income of $1.6 million, or $0.04 per diluted share. These results compare to revenue of $7.6 million and quarterly GAAP net loss of $0.3 million, or $0.01 per diluted share, for the same period last year. Summary financial data is provided below:

First Quarter Fiscal 2011 Financial Highlights

•	Revenues for the first quarter of fiscal year 2011 increased by 10.2% year-over-year to $8.4 million, up from $7.6 million in the first quarter of fiscal 2010
o	License fees totaled $3.5 million or 41% of total revenues.
o	Maintenance fees totaled $1.7 million or 20% of total revenues.
o	Service fees totaled $3.3 million or 39% of total revenues.

•	Net income for the first quarter increased to $1.6 million, compared with a net loss of $0.3 million for the first quarter of fiscal 2010

•	Gross margin for the first quarter was 62.1% based on gross profit of $5.2 million, compared with a 53.3% margin in the same period last year

•	Operating income and operating margin for the first quarter were $2.0 million and 24.1%, respectively, compared to $1.1 million and 15.0%, respectively, in the first quarter of fiscal 2010

•	EBITDA totaled $2.8 million or $0.06 per diluted share, versus EBITDA of $1.2 million, or $0.04 per diluted share, in the year-ago period.

•	Earnings per diluted share were $0.04 for the quarter, compared with a loss per share of $0.01 in the same period a year ago

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company uses EBITDA as a measure of the Company's operating trends. Investors are cautioned that EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with the SEC’s Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the financial table heading "Reconciliation to GAAP."

Najeeb Ghauri, Chairman and CEO of NetSol Technologies, commented, “We are very pleased with the double-digit sales growth and improved margins we achieved during the first quarter, which reflect the successful execution of our business strategy. Our global client backlog continues to grow steadily, particularly in key emerging markets such as China and Thailand. We are poised to become a dominant IT force in China and other markets of Asia and to experience continued growth in North America and Europe. Additionally, both existing and prospective customers have expressed strong interest in our next-generation NetSol Financial Suite solution, R2, which we expect to begin contributing to our revenues by the end of fiscal 2011. We are very excited about this new product offering and believe it will offer our customers an even greater return on their IT investment.”

Mr. Ghauri continued, “We are on track to achieve our previously stated guidance of $40 million to $44 million in revenues and $0.15 to $0.20 EPS for the fiscal year. Economic indicators in both emerging and mature markets are very encouraging, and we are more bullish than ever in our outlook for fiscal 2011 and beyond.”

First Quarter Fiscal 2011 Results of Operations

Revenues

Revenues for the three months ended September 30, 2010 were $8.4 million as compared to $7.6 million for the three months ended September 30, 2009. The increase of $0.8 million, or 10.2%, was primarily due to an increase in global demand for the Company’s flagship product, NetSol Financial Suite (NFS)™. Net revenues from license fees increased 36.3% year-over-year to $3.5 million as compared to $2.6 million for the same period a year ago. The first quarter is historically NetSol’s softest quarter for sales due to seasonality.

Gross Profit

Gross profit for the three months ended September 30, 2010 was $5.2 million as compared to $4.1 million for the three months ended September 30, 2009.  The increase of $1.1 million, or 28.5%, was primarily due to an increase in revenues and continued cost rationalization measures. Costs of sales for the three-month period were $3.2 million as compared to $3.6 million for the same period a year ago. The Company’s gross margin was 62.1% and 53.3%, for the three months ended September 30, 2010 and 2009, respectively. The increase in gross margin was primarily due to management’s efforts to streamline the delivery and implementation of its products using its BestShoring® global delivery model.

Income from Operations

Operating income for the three months ended September 30, 2010 amounted to $2.0 million as compared to $1.1 million for the three months ended September 30, 2009. The increase of $0.9 million was primarily due to improved revenues and gross margins. Operating expenses for the three-month period totaled $3.2 million as compared to $2.9 million for the same period a year ago.

Net Income

Net income for the three months ended September 30, 2010 was $1.6 million as compared to a net loss of $0.3 million for the three months ended September 30, 2009, due to the reasons set forth above. Earnings per basic and diluted share were $0.04 for the quarter, compared with a loss per share of $0.01 for the same period a year ago.

Liquidity and Capital Resources

As of September 30, 2010, the Company had current assets of $36.4 million and current liabilities of $23.8 million. Cash and cash equivalents totaled $2.2 million as of September 30, 2010. The Company’s shareholders’ equity at September 30, 2010 was $50.6 million. The Company used $0.1 million in cash for operating activities during the three months ended September 30, 2010, as compared to $0.7 million in cash provided by operating activities for the three months ended September 30, 2009. The Company used $2.7 million in cash for investing activities during the three months ended September 30, 2010, as compared to $1.7 million for the same period in 2009. The Company generated $1.0 million in cash from financing activities for the three months ended September 30, 2010, as compared to $0.6 million for the same period in 2009.

First Quarter Fiscal 2011 Business Highlights

-- NetSol agreed upon terms for a new global framework agreement with a major captive auto finance company. Under the terms, NetSol would expand its service delivery to the client in nine countries and install the complete NFS™ software solution in Japan, Korea and India.

-- Existing Chinese clients have made a record number of requests for enhancements to their NFS™ platforms, indicating an increasing need to perform complex transactions. NetSol plans to move its Beijing office to larger premises and implement an accelerated local hiring program to service its growing support, sales and marketing needs in China.

-- NetSol achieved CMMI (Capability Maturity Model Integration) Level 5 recertification from the Software Engineering Institute at Carnegie Mellon University in Pittsburgh. CMMI is an internationally recognized quality assurance standard for enhancing and evaluating an organization's software development processes. Maturity Levels range from 1 to 5, with 5 being the highest ranking.

-- In July, NetSol received a proposal to transfer ownership of its two wholly owned subsidiaries, NetSol Technologies Europe ("NTE") and NetSol Technologies North America, Inc. ("NTNA"), to NetSol Technologies Ltd. ("NTPK"), the Company's majority-owned subsidiary in Pakistan. NTPK is proposing to purchase the two subsidiaries from its parent company at a premium to book value in an all-stock transaction. If approved, the internal sale of both NTE and NTNA would increase NetSol's ownership stake in NTPK from 58% to 76%. The planned acquisition is currently under review by the Securities and Exchange Commission of Pakistan.

-- The Company signed a LeaseSoft license upgrade agreement with Singers Healthcare Finance Ltd., one of the UK's leading providers of leasing solutions to the healthcare industry. Under the terms of the agreement, Singers Healthcare Finance Ltd. will upgrade to the latest version of NetSol's LeaseSoft asset management solution.

-- NetSol announced that North American sales of enhancements to its LeasePak lease management solution had increased significantly from the quarter ended in June 2010 into the first quarter of fiscal 2011.Enhancements include the purchase of additional services and software upgrades.

-- NetSol announced the successful implementation of its NFS™ solution by Minsheng Financial Leasing Co., Ltd., a leading financial leasing company in China. The implementation marks NetSol’s entry into China’s financial leasing sector, which experienced a growth rate of 138.7% in 2009.

Financial Outlook for Fiscal Year 2011

The company reaffirms its previously stated guidance for its fiscal year 2011 financial results, projecting revenues of $40 million to $44 million and diluted EPS of $0.15 to $0.20 for the fiscal year ending June 30, 2011.

Conference Call and Webcast Information

NetSol will host a conference call today, November 10, 2010, at 11:00 a.m. EST (8:00 a.m. Pacific) to review the Company’s quarterly financial and operational performance. Najeeb Ghauri, Chairman and Chief Executive Officer of NetSol Technologies, will host the call.

To participate in the call please dial (877) 941-2068, or (480) 629-9712 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found at the Company's website at http://www.netsoltech.com.

A replay of the call will be available for two weeks from 2:00 p.m. EST on November 10, 2010 until 11:59 p.m. EST on November 24, 2010. The number for the replay is (877) 870-5176, or 858-384-5517 for international calls; the passcode for the replay is 4383287. In addition, a recording of the call will be available via the Company's website at http://www.netsoltech.com for one year.

About NetSol Technologies, Inc.
NetSol Technologies, Inc. (NasdaqCM: NTWK) (Nasdaq Dubai: NTWK) is a worldwide provider of global IT and enterprise application solutions. Since its inception in 1995, NetSol has used its BestShoring™ practices and highly experienced resources in analysis, development, quality assurance, and implementation to deliver high-quality, cost-effective solutions. Specialized by industry, these product and services offerings include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets. NetSol’s commitment to quality is demonstrated by its achievement of the ISO 9001, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by 162 companies worldwide. NetSol Technologies’ clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. Headquartered in Calabasas, California, NetSol Technologies has operations and offices in Alameda, Adelaide, Bangkok, Beijing, Karachi, Lahore, London, and Riyadh.

To learn more about NetSol, visitwww.netsoltech.com.

NetSol Technologies, Inc. Forward-looking Statements

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months
	Ended September 30,
	2010	2009
Net Revenues:
License fees	$3,477,793	$2,551,593
Maintenance fees	1,669,919	1,807,716
Services	3,255,360	3,262,764
Total revenues	8,403,071	7,622,073
Cost of revenues:
Salaries and consultants	1,986,888	2,013,753
Travel	231,612	60,200
Repairs and maintenance	57,058	67,611
Insurance	30,992	36,679
Depreciation and amortization	630,941	498,504
Other	243,138	882,338
Total cost of revenues	3,180,629	3,559,085
Gross profit	5,222,442	4,062,988
Operating expenses:
Selling and marketing	483,970	493,629
Depreciation and amortization	266,443	512,362
Bad debt expense	254,632	-
Salaries and wages	920,264	714,899
Professional services, including non-cash compensation	139,085	96,106
General and adminstrative	1,132,519	1,099,806
Total operating expenses	3,196,913	2,916,802
Income (loss) from operations	2,025,530	1,146,186
Other income and (expenses)
Loss on sale of assets	(14,794)	18
Interest expense	(315,644)	(468,615)
Interest income	84,461	117,810
Gain (loss) on foreign currency exchange transactions	1,073,894	383,825
Share of net loss from equity investment	(70,438)	-
Beneficial conversion feature	(177,411)	(297,999)
Other income (expense)	(55,554)	(31,150)
Total other income (expenses)	524,515	(296,111)
Net income (loss) before non-controlling interest in subsidiary and income taxes	2,550,045	850,075
Non-controlling interest	(974,508)	(1,108,975)
Income taxes	(8,556)	(5,017)
Net income (loss)	1,566,981	(263,917)

Other comprehensive income (loss):
Translation adjustment	(269,014)	(315,864)
Comprehensive income (loss)	$1,297,967	$(579,781)

Net income (loss) per share:
Basic	$0.04	$(0.01)
Diluted	$0.04	$(0.01)
Weighted average number of shares outstanding
Basic	39,544,096	31,636,379
Diluted	43,251,519	31,636,379

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of June 30,
ASSETS	2010	2010
Current assets:
Cash and cash equivalents	$2,154,813	$4,075,546
Restricted Cash	5,700,000	5,700,000
Accounts receivable, net of allowance for doubtful accounts	15,824,893	12,280,331
Revenues in excess of billings	10,556,037	9,477,278
Other current assets	2,174,872	1,821,661
Total current assets	36,410,614	33,354,816
Investment under equity method	130,068	200,506
Property and equipment, net of accumulated depreciation	9,582,056	9,472,917
Intangibles:
Product licenses, renewals, enhancements, copyrights,
trademarks, and tradenames, net	20,070,648	19,002,081
Customer lists, net	541,110	666,575
Goodwill	9,439,285	9,439,285
Total intangibles	30,051,043	29,107,941
Total assets	$76,173,782	$72,136,180

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,567,954	$4,890,921
Due to officers	-	10,911
Current portion of loans and obligations under capitalized leases	6,072,547	7,285,773
Other payables - acquisitions	103,226	103,226
Unearned revenues	2,930,308	2,545,314
Deferred liability	32,066	47,066
Convertible notes payable , current portion	5,360,018	3,017,096
Loans payable, bank	2,302,291	2,327,476
Common stock to be issued	1,450,825	239,525
Total current liabilities	23,819,235	20,467,308
Obligations under capitalized leases, less current maturities	167,312	204,620
Convertible notes payable less current maturities	-	4,066,109
Long term loans; less current maturities	719,465	727,336
Lease abandonment liability; long term	867,583	867,583
Total liabilities	25,573,595	26,332,956
Commitments and contingencies
Stockholders' equity:
Common stock, $.001 par value; 95,000,000 shares authorized; 43,003,980 &
37,103,396 issued and outstanding as of 2010 & 2009, respectively	43,004	37,104
Additional paid-in-capital	89,365,991	86,002,648
Treasury stock	(396,008)	(396,008)
Accumulated deficit	(38,292,049)	(39,859,030)
Stock subscription receivable	(2,174,460)	(2,007,960)
Other comprehensive loss	(8,665,100)	(8,396,086)
	39,881,378	35,380,668
Non-controlling interest	10,718,808	10,422,557
Total stockholders' equity	50,600,186	45,803,224
Total liabilities and stockholders' equity	$76,173,782	$72,136,180

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS

	For the Three Months
	Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$1,566,981	$(263,917)
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
Depreciation and amortization	897,383	1,010,867
Provision for bad debts	254,632	-
Loss on foreign currency exchange transaction	-	16,429
Share of net loss from investment under equity method	70,438	-
Loss on sale of assets	14,794	-
Non controlling interest in subsidiary	974,508	1,108,975
Stock issued for notes payable and related interest	14,419	-
Stock issued for services	383,950	226,720
Fair market value of warrants and stock options granted	53,594	283,500
Beneficial conversion feature	177,411	297,999
Changes in operating assets and liabilities:
Increase/ decrease in accounts receivable	(2,708,406)	(693,290)
Increase/ decrease in other current assets	(1,453,577)	(345,240)
Increase/ decrease in accounts payable and accrued expenses	(359,946)	(949,731)
Net cash provided by operating activities	(113,820)	692,312
Cash flows from investing activities:
Purchases of property and equipment	(682,676)	(95,160)
Sales of property and equipment	4,550	-
Purchase of non-controlling interest in subsidiary	(180,000)	-
Short-term investments held for sale	(254,632)	-
Increase in intangible assets	(1,574,143)	(1,612,840)
Net cash used in investing activities	(2,686,900)	(1,708,000)
Cash flows from financing activities:
Proceeds from sale of common stock	2,021,139	158,906
Proceeds from the exercise of stock options and warrants	186,875	-
Proceeds from convertible notes payable	-	2,000,000
Redemption of preferred stock	-	(1,920,000)
Dividend Paid	-	(41,740)
Bank overdraft	90,944	86,922
Proceeds from bank loans	1,064,554	2,617,881
Payments on bank loans	(45,427)	(215,144)
Payments on capital lease obligations & loans - net	(2,365,852)	(2,043,769)
Net cash provided by financing activities	952,233	643,057
Effect of exchange rate changes in cash	(72,246)	(74,852)
Net increase in cash and cash equivalents	(1,920,733)	(447,483)
Cash and cash equivalents, beginning of year	4,075,546	4,403,762
Cash and cash equivalents, end of year	$2,154,813	$3,956,279

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION TO GAAP

	Three Months	Three Months
	Ended	Ended
	September 30, 2010	September 30, 2009

Net Income (loss) before preferred dividend, per GAAP	$1,566,981	$(263,917)
Income Taxes	8,556	5,017
Depreciation and amortization	897,383	1,010,866
Interest expense	315,644	468,615

EBITDA	$2,788,565	$1,220,581

Weighted Average number of shares outstanding
Basic	39,544,096	31,636,379
Diluted	43,251,519	32,892,240

Basic EBITDA	$0.07	$0.04
Diluted EBITDA	$0.06	$0.04

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Source : NetSol Technologies, Inc.